Exhibit 99.1

THINK PARTNERSHIP ANNOUNCES PLANS TO AMEND AND
RESTATE PREVIOUSLY FILED FINANCIAL STATEMENTS

NORTHBROOK, Ill.  (BUSINESS WIRE) – October 28, 2005 – CGI Holding Corporation d/b/a Think Partnership Inc. (“THK”) (Amex: THK) announced today that it has concluded that it would need to amend and restate its previously issued audited consolidated financial statements and other financial information for at least the years ended December 31, 2004, and 2003 and the unaudited consolidated financial statements for the quarters ended September 30, 2004 and 2003, June 30, 2005, 2004 and 2003, and March 31, 2005, 2004 and 2003 (collectively the “Relevant Periods”).  The restatement results from a change to the manner in which THK now believes it must recognize revenue generated by its Search Engine Enhancement (SEE) business segment.  As a result, investors should no longer rely on the financial statements contained in THK’s Annual Report on Form 10-KSB and THK’s Quarterly Reports for the Relevant Periods. Although THK’s review of the matter is not yet complete, this matter has progressed sufficiently for THK to conclude that it must restate its financial statements for the Relevant Periods for any financial information that THK determines is materially different from the financial information contained in the original filing.

On December 30, 2004, THK filed a Registration Statement on Form SB-2 to register shares of its common stock for sale by the selling shareholders named therein.  Subsequent to the filing of the Form SB-2, THK has been engaged in discussions with the Staff of the Securities and Exchange Commission regarding, among other things, THK’s revenue recognition policies.

As previously disclosed in the annual or quarterly reports filed for the Relevant Periods, THK recognizes revenues from its SEE business segment in the period that they are deemed to be earned and collectible under the accrual method of accounting using the proportional performance model. In the proportional performance model, revenue is recognized using the pattern in which value is provided to the customer over the term of the contract.  Based on additional analyses performed by THK in response to comments raised by the Staff, THK now believes that its financial statements for the Relevant Periods should be restated. THK is determining the scope and manner of the restatement.  On a going-forward basis, beginning in September 2005, THK started selling the services previously packaged, as separate products in its SEE business, and now meets the criteria of EITF 00-21: Revenue Arrangements with Multiple Deliverables.  In the past, the services were packaged and did not meet the criteria of EITF 00-21, and, therefore, were treated as one unit of accounting using the proportional performance model as described above.  As such, for revenue recognition going forward, each deliverable will be treated as a separate product or deliverable.  THK will recognize revenue for each deliverable under its SEE business either on a straight-line basis over the term of the contract, or when value is provided to the customer, as appropriate.  THK also now requires upfront payments prior to commencing work on certain projects.  This policy was implemented to address certain collection issues that THK had begun to experience in the second half of 2004.

The determination to restate the financial statements was approved by THK’s audit committee of the Board of Directors upon the recommendation of THK’s senior management.  THK’s senior management and the audit committee of the Board of Directors have discussed the restatements as described herein with Blackman Kallick Bartelstein LLP, THK’s independent registered public accounting firm.

The Company has begun doing business under the name “Think Partnership Inc.” and will seek formal shareholder approval to change its legal name to Think Partnership Inc. The Company is based in Northbrook, Ill. (see www.thinkpartnership.com) and currently has nine subsidiaries: WebSourced, Inc., Morrisville, N.C., a leader in search engine optimization and pay-per-click campaign management (see www.websourced.com and www.keywordranking.com); MarketSmart Advertising, Inc., Rightstuff, Inc. d/b/a Bright Idea Studios, and Checkup Marketing, Inc., Raleigh, N.C., providing world-class off-line advertising, public relations, marketing, branding and shopping evaluation services (see www.marketsmart.net, www.brightideastudios.com and www.checkupmarketing.com); Cherish, Inc., Clearwater, Fla., a leading online dating company (see www.cherish.com); Ozona Online Network, Inc., Clearwater, Fla., providing a comprehensive scope of online services including start-to-finish web design, custom web based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access (see www.ozline.net); KowaBunga! Marketing, Inc., Westland, Mich., providing Internet marketing software technologies, including software for affiliate marketing, search engine marketing and opt-in email marketing (see www.kowabunga.com); PrimaryAds Inc., North Plainfield, N.J., a leading provider of affiliate marketing services that connects Web site publishers with online advertisers (see www.PrimaryAds.com); and Real Estate School Online Inc., Miami, Fla., a leader in online education (see www.RealEstateSchoolOnline.com). The Company has signed letters of intent to acquire: Vintacom Media Group, Inc., Edmonton, Alberta Canada, a leading online dating company (see www.Vintacom.com); and Morex Marketing, LLC, a major marketer to expectant parents (see www.babytobee.com).

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s report on Form 10-QSB for the quarter ended June 30, 2005 under the section headed “Management Discussion and Analysis or Plan of Operation - Risk Factors.” The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements. The forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:
Xavier Hermosillo
Director
Think Partnership Inc.
(310) 832-2999
Xavier@thinkpartnership.com